                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

    Filed by the Registrant /X/
    Filed by a Party other than the Registrant / /

    Check the appropriate box:
    / /  Preliminary Proxy Statement
    / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    /X/  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / /  Soliciting Material Pursuant to Section240.14a-11(c) or
         Section240.14a-12

                                 ETHAN ALLEN INTERIORS INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  No fee required.
/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
     and 0-11.
     (1) Title of each class of securities to which transaction applies:
         -----------------------------------------------------------------------
     (2) Aggregate number of securities to which transaction applies:
         -----------------------------------------------------------------------
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
         -----------------------------------------------------------------------
     (4) Proposed maximum aggregate value of transaction:
         -----------------------------------------------------------------------
     (5) Total fee paid:
         -----------------------------------------------------------------------
/ /  Fee paid previously with preliminary materials.
/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
     (1) Amount Previously Paid:
         -----------------------------------------------------------------------
     (2) Form, Schedule or Registration Statement No.:
         -----------------------------------------------------------------------
     (3) Filing Party:
         -----------------------------------------------------------------------
     (4) Date Filed:
         -----------------------------------------------------------------------

                           ETHAN ALLEN INTERIORS INC.
                               ETHAN ALLEN DRIVE
                           DANBURY, CONNECTICUT 06811

                                                                October 31, 1997

Dear Shareholder:

    You are cordially invited to attend the 1997 Annual Meeting of Shareholders of Ethan Allen Interiors Inc. This meeting will be held at Ethan Allen's World Headquarters at Ethan Allen Drive, Danbury, Connecticut at 9:30 A.M. local time, on Tuesday, November 18, 1997.

    You will find information about the meeting in the enclosed Notice and Proxy Statement.

    Your vote is very important and we hope you will be able to attend the meeting. To ensure your representation at the meeting, even if you anticipate attending in person, we urge you to mark, sign, date and return the enclosed proxy card. If you attend, you will, of course be entitled to vote in person.

Sincerely,

                [LOGO]

M. Farooq Kathwari
CHAIRMAN OF THE BOARD,
CHIEF EXECUTIVE OFFICER AND
PRESIDENT

                           ETHAN ALLEN INTERIORS INC.
                               ETHAN ALLEN DRIVE
                           DANBURY, CONNECTICUT 06811

                 NOTICE OF 1997 ANNUAL MEETING OF SHAREHOLDERS

TO THE SHAREHOLDERS OF
ETHAN ALLEN INTERIORS INC.

    The annual meeting of the shareholders of Ethan Allen Interiors Inc. will be held at the office of the Corporation at the Ethan Allen World Headquarters at Ethan Allen Drive, Danbury, Connecticut 06811 on Tuesday, November 18, 1997 at 9:30 A.M., local time, for the purpose of considering and acting upon the following:

    1.  The election of directors;

    2. Ratification of the appointment of KPMG Peat Marwick LLP as independent auditors for the 1998 fiscal year;

    3. Approval of the Incentive Performance Bonus Provisions of the New Employment Agreement effective as of July 1, 1997 for Mr. M. Farooq Kathwari--Chairman of the Board, Chief Executive Officer and President;

    4. Approval of Amendments to the 1992 Stock Option Plan to increase by 1,300,000 the number of authorized shares reserved for use in connection with the 1992 Stock Option Plan, state certain restrictions on grants to individual employees and make other amendments consistent with changes in law;

    5. Approval of an Amendment to the Certificate of Incorporation to increase the number of authorized shares of Common Stock from 35,000,000 to 70,000,000; and

    6.  Such other business as may properly come before the meeting.

    The Board of Directors has fixed September 23, 1997 as the record date for determining shareholders entitled to notice of and to vote at the meeting. Shareholders are requested to mark, sign, date and return the enclosed proxy card. An envelope is provided requiring no postage for mailing in the United States. Your prompt response will be appreciated.

                                          Roxanne Khazarian
                                          SECRETARY

October 31, 1997
Ethan Allen Interiors Inc.
Ethan Allen Drive
Danbury, Connecticut 06811

                           ETHAN ALLEN INTERIORS INC.
                               ETHAN ALLEN DRIVE
                           DANBURY, CONNECTICUT 06811

                                PROXY STATEMENT

    The Proxy Statement is furnished in connection with the solicitation by the Board of Directors (the "Board of Directors") of Ethan Allen Interiors Inc., a Delaware corporation ("Company"), of proxies for use at the 1997 Annual Meeting of Shareholders of the Company to be held on November 18, 1997 and any adjournment thereof (the "Annual Meeting"). The Proxy Statement and accompanying form of proxy are first being mailed to shareholders on or about October 31, 1997.

                   VOTING SECURITIES; PROXIES; REQUIRED VOTE

VOTING SECURITIES

    The Board of Directors has fixed the close of business on September 23, 1997 as the record date (the "Record Date") for the determination of shareholders entitled to notice of, and to vote at, the Annual Meeting. As of the Record Date, the Company had outstanding 28,813,013 shares of common stock, par value $.01 per share (the "Common Stock"). The holders of Common Stock are entitled to notice of and to vote at the Annual Meeting. Holders of Common Stock are entitled to one vote per share.

PROXIES

    M. Farooq Kathwari, Horace G. McDonell and Edward H. Meyer, the persons named as proxies on the proxy card accompanying this Proxy Statement, were selected by the Board of Directors of the Company to serve in such capacity. Each properly executed and returned proxy will be voted in accordance with the directions indicated thereon, or if no direction is indicated, such proxy will be voted in accordance with the recommendations of the Board of Directors contained in this Proxy Statement. Each shareholder giving a proxy has the power to revoke it at any time before the shares it represents are voted. Revocation of a proxy is effective upon receipt of the Secretary of the Company of either
(i) an instrument revoking the proxy or (ii) a duly executed proxy bearing a later date. Additionally, a shareholder may change or revoke a previously executed proxy by voting in person at the Annual Meeting.

REQUIRED VOTE

    The Holders of at least one third of the outstanding shares of Common Stock represented in person or by proxy will constitute a quorum at the Annual Meeting. At the Annual Meeting, the vote of a majority in interest of the shareholders present in person or by proxy and entitled to vote thereon is required to elect directors, ratify the appointment of KPMG Peat Marwick LLP as the independent auditors of the Company's consolidated financial statements for the fiscal year ending June 30, 1998, approve the Incentive Performance Bonus Provisions of the New Employment Agreement for Mr. Kathwari, amend the 1992 Stock Option Plan and amend the Certificate of Incorporation.

    The election inspectors appointed for the meeting will tabulate the votes cast in person or by proxy at the Annual Meeting and will determine whether or not a quorum is present. The election inspectors will treat abstentions as shares that are present and entitled to vote for purposes of determining the presence of a quorum but as unvoted for purposes of determining the approval of any matter submitted to the shareholders for a vote. If a broker indicates on the proxy that it does not have discretionary authority as to certain shares to vote on a particular matter, those shares will not be considered as present and entitled to vote with respect to that matter.

                                   PROPOSAL 1
                             ELECTION OF DIRECTORS

    The Board of Directors is presently composed of seven members. The Restated Certificate of Incorporation of the Company divides the Board of Directors into three classes, as nearly equal in size as possible, with one class of Directors elected each year for a three-year term. The term of the Director in one class, which is composed of one Director, expires as of the Annual Meeting.

    One Director, William W. Sprague, is nominated for election at the Annual Meeting to a term as Director for three years. If for any reason the nominee becomes unable or unwilling to serve at the time of the meeting, the persons named in the enclosed proxy card will have discretionary authority to vote for a substitute nominee. It is not anticipated that the nominee will be unavailable for election.

    The following sets forth information as to the nominee for election at the Annual Meeting and each Director continuing in office, including his or her age, present principal occupation, other business experience during the last five years, directorships in other publicly held companies, membership on committees of the Board of Directors and period of service as a Director of the Company.

NOMINEE FOR ELECTION AT THIS MEETING TO A TERM EXPIRING IN 2000

    WILLIAM W. SPRAGUE, 39, was initially elected as a director of the Company on June 30, 1989. He was previously designated as a Preferred Stock Director of the Company until the Company redeemed its Preferred Stock. In February 1996, Mr. Sprague founded Crest International Holdings, LLC, a private investment firm focusing on the media and telecommunications industries. Prior to that, he was a Managing Director of Smith Barney Inc. Prior to April 1989, Mr. Sprague was a Vice President of Kidder, Peabody & Co., Incorporated, which he joined in September 1984. Mr. Sprague is also a director of several private companies. He is a member of the Audit Committee.

DIRECTORS WHOSE PRESENT TERM WILL CONTINUE UNTIL 1998

    CLINTON A. CLARK, 55, was elected as a director of the Company on June 30, 1989. He was Chairman, President and Chief Executive Officer of Long John Silver's Restaurants, Inc. from 1990 through September 30, 1993. He is President and sole stockholder of Ironwood Equity Inc., a private investment company, since he founded the company in 1990. He has been the President and sole stockholder of CAC Investments, Inc., a private investment company, since he founded the company in January 1986. Prior to founding CAC Investments, Inc., Mr. Clark was President and Chief Executive Officer of The Children's Place, a retail chain selling children's apparel, which he founded in 1968. He is a director of Silver Diner Development Inc., and Kerkendall, Krouse and Clark, Inc. He is a member of the Audit Committee.

    KRISTIN GAMBLE, 51, was elected as a director of the Company on July 28, 1992. Since 1984, she has been President of Flood, Gamble Associates, Inc., which is an investment counseling firm. Ms. Gamble was Senior Vice President responsible for equity strategy and economic research with Manufacturers Hanover Trust Company from 1981 to 1984 and prior to that held various management positions with Manufacturers Hanover (1977-1981), Foley, Warendorf & Co., a brokerage firm (1976-1977), Rothschild, Inc. (1971-1976) and Merrill, Lynch, Pierce, Fenner & Smith (1968-1971). Since May 10, 1995, she has served as a member of the Board of Trustees of Federal Realty Investment Trust. She is a member of the Audit Committee and the Compensation Committee.

    EDWARD H. MEYER, 70, was elected as a director of the Company on May 30, 1991. He is President, Chairman of the Board, and Chief Executive Officer of Grey Advertising Inc. Mr. Meyer joined Grey Advertising in 1956 and in 1964 was appointed Executive Vice President for Account Services. He was elected President in 1968 and Chief Executive Officer and Chairman of Grey Advertising in 1970. Grey Advertising performs advertising services for Ethan Allen. See "Certain Transactions." Mr. Meyer is a Director of a number of outside business and financial organizations, including The May Department

Stores Company, Bowne & Co., Inc., Harman International Industries, Inc. and 35 mutual funds advised by Merrill Lynch Asset Management, Inc. He is chairman of the Compensation Committee.

DIRECTORS WHOSE PRESENT TERM WILL CONTINUE UNTIL 1999

    STEVEN A. GALEF, 57, was elected as a director of the Company on April 25, 1995. He has been associated with the New York City law firm of Wormser, Kiely, Galef & Jacobs LLP since 1965 and was made a partner in 1973. Wormser, Kiely, Galef & Jacobs LLP provides certain legal services for Ethan Allen. See "Certain Transactions." Mr. Galef is also Chairman and President of Pierre Cardin Coordination USA, Inc. and S.a.r.l. de Gestion Pierre Cardin since 1995. He has been a director of Costa Cruise Lines N.V. since 1980 and of Costa International B.V. since 1984. Mr. Galef has served as Vice-President and Secretary of SCI Real Estate Inc. since 1984. He also currently is Chairman of the Board of the Westchester County Medical Center. He is a member of the Compensation Committee.

    M. FAROOQ KATHWARI, 53, was elected as a director of Ethan Allen in 1981, was appointed President and Chief Operating Officer in 1985 and was appointed to the additional position of Chairman and Chief Executive Officer of the Company and Ethan Allen Inc. in September 1988. In 1973, Mr. Kathwari formed a joint venture company called KEA International Inc. with Ethan Allen to develop home furnishings product programs such as lighting, floor coverings, decorative accessories and other related programs. In 1980, KEA International Inc. merged with Ethan Allen and Mr. Kathwari joined Ethan Allen as a Vice President responsible for merchandising and international operations. He was promoted to Senior Vice President in 1981, to Executive Vice President in 1983, and to President in 1985. From 1968 to 1973 he was Vice President of Rothschild, Inc. Mr. Kathwari is currently a director of the American Furniture Manufacturers Association.

    HORACE G. MCDONELL, 68, was elected as a director of the Company on May 30, 1991. He retired as Chairman and Chief Executive Officer of the Perkin-Elmer Corporation in November 1990. Mr. McDonell served in a number of marketing and executive positions in that company. He was elected President in 1980, Chief Executive Officer in 1984, and Chairman in 1985. He is a past Chairman of the American Electronics Association and a past director of Danbury Health Systems. He presently serves as a director of Hubbell Inc. He is Chairman of the Audit Committee.

    THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF THE NOMINEE FOR DIRECTOR NAMED ABOVE, WHICH IS DESIGNATED AS PROPOSAL NO. 1 ON THE ENCLOSED PROXY CARD.

MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

    During fiscal year 1997, there were four regularly scheduled meetings of the Board of Directors. Average attendance at the aggregate number of Board and Committee meetings was 92.5% in 1997 and no director except one attended fewer than 100% of the aggregate number of meetings of the Board of Directors and committees on which he or she served.

    The Board of Directors has established two standing committees: the Audit Committee and the Compensation Committee. Committee memberships of each nominee and continuing director are set forth in their biographical information above.

AUDIT COMMITTEE

    The Audit Committee recommends the appointment of a firm of independent public accountants to audit the Company's financial statements, as well as reviews and approves the scope, purpose and type of audit services to be performed by the external auditors. The Audit Committee reviews internal auditing and internal controls. No member of the Audit Committee may be an employee of the Company or of Ethan Allen Inc. The Audit Committee held four meetings during fiscal 1997.

COMPENSATION COMMITTEE

    The duties of the Compensation Committee are to (i) review and make determinations with regard to the employment arrangements, and compensation for the Chief Executive Officer, President and Chief Financial Officer or Treasurer and (ii) consider and accept, modify or reject the Chief Executive Officer's recommendations as to incentive compensation for executives and employees. No member of the Compensation Committee may be an employee of the Company or of Ethan Allen Inc. The Compensation Committee held two meetings in fiscal 1997.

DIRECTOR COMPENSATION

    For Fiscal Year 1997, all independent directors (meaning directors who are not executives or employees of the Company or associated with any "interested person" as referred to in Article Fifth of the Certificate of Incorporation) received $8,000 per annum and $2,500 per meeting of the Board of Directors. Each Chairman of a Committee who is an independent director received an additional $6,000 per annum. Each independent director received $1,000 for each committee meeting of the Board of Directors held on a date on which a meeting of the Board of Directors was not held. In addition, independent directors are eligible for awards of options and stock appreciation rights under the Company's 1992 Stock Option Plan. Pursuant to such plan no options were awarded in fiscal 1997.

    For fiscal year 1998, all independent directors will receive $8,000 per annum and $2,500 per meeting of the Board of Directors. Each Chairman of a Committee who is an independent director will receive an additional $6,000 per annum. Each independent director will receive $1,000 for each committee meeting of the Board of Directors held on a date on which a meeting of the Board of Directors is not held. In addition, independent directors will be eligible for awards of options and stock appreciation rights under the Company's 1992 Stock Option Plan.

CERTAIN TRANSACTIONS

    Kristin Gamble, Steven Galef and Edward Meyer served as members of the Compensation Committee of the Board of Directors of the Company for fiscal year 1997. Clinton Clark, Kristin Gamble, Horace G. McDonell and William W. Sprague served as members of the Audit Committee of the Board of Directors of the Company for fiscal year 1997. Mr. Meyer is Chairman and President of Grey Advertising, which received approximately $766,800 for the performance of advertising services for the Company in fiscal 1997. Mr. Galef is a partner in Wormser, Kiely, Galef & Jacobs LLP which performed legal services in the amount of $17,548.75 for Ethan Allen in fiscal 1997.

    Each of the directors of the Company has entered into indemnification agreements with the Company in such a capacity.

EXECUTIVE OFFICERS

    Set forth below is a description of the business experience of each executive officer, other than Mr. Kathwari, of the Company:

    THOMAS SWANSTON, 64, joined the Company as Vice President-Business Development in July 1993. Mr. Swanston, who has over 30 years of experience in the home furnishings industry, is responsible for Ethan Allen's dealer relationships, store development and international marketing. Mr. Swanston operated his own managerial consulting firm prior to joining Ethan Allen and has held various management positions with home furnishings manufacturing companies including Ethan Allen, where he previously served as Vice President of Marketing from 1970 to 1975.

    LENORA W. KIRKLEY, 40, serves as Vice President of Corporate Communications and Advertising. She is responsible for the Advertising, Public Relations, Consumer Finance, and Retail Services and Education divisions of the Company. Ms. Kirkley joined the Company as Retail Advertising Manager in May 1988.

Prior to joining the Company, she held various account management positions with Grey Advertising Inc., and Doyle Dane Bernbach, Inc., New York Advertising Agencies.

    BARBARA MCGILL, 50, was appointed Vice President-Retail Division in 1994 and made Vice President, Group Manager of the Retail Division in June, 1996. In this capacity she has been responsible for the overall supervision of large regional groups of Ethan Allen-owned retail stores. Ms. McGill joined Ethan Allen in 1978, left Ethan Allen in 1988 to become Vice President of the Retail Division of Yield House, a furniture retailer, and subsequently rejoined Ethan Allen as Vice President in May 1989.

    ROXANNE KHAZARIAN, 42, joined the Company as General Counsel in April 1994. Later that same year she also became Corporate Secretary. Prior to joining the Company, she served as Senior Counsel of Textron Lycoming, a manufacturer of gas turbine engines, which she joined in October 1988. Prior to October 1988, she was Division Counsel for Cadbury Schweppes Inc. and previously was an associate at the law firm of Cummings & Lockwood.

SECURITY OWNERSHIP OF COMMON STOCK OF CERTAIN OWNERS AND MANAGEMENT

    The following table sets forth, as of June 30, 1997, information with respect to beneficial ownership of the Common Stock on a fully-diluted basis in respect of (i) each person who is the beneficial owner of more than 5% of any class of the Company's voting securities, (ii) each director and named executive officer of the Company, and (iii) all officers and directors of the Company as a group. Information presented reflects their share ownership on a fully-diluted basis and assumes the outstanding Management Warrants, Incentive Options and options granted under the 1992 Stock Option Plan are exercised, whether or not currently vested, earned or exercisable. Stock ownership amounts reflect the two-for-one stock split distributed by the Company on September 2, 1997 to shareholders of record on August 18, 1997 (the "Stock Split").

                                                                                  AMOUNT AND NATURE OF
NAME AND ADDRESS OF                                                                    BENEFICIAL           PERCENT
  BENEFICIAL OWNER                                                                  OWNERSHIP(1)(2)        OF CLASS
------------------------------------------------------------------------------  ------------------------  -----------
M. Farooq Kathwari............................................................           3,186,612(3)          10.54%
Nicholas Applegate Capital Management.........................................           1,810,776              5.99%
Barbara McGill (4)............................................................              49,094                 *
Horace G. McDonell............................................................              25,000                 *
Clinton A. Clark (5)..........................................................              18,551                 *
Kristin Gamble................................................................              18,200                 *
William W. Sprague (4)........................................................              14,666                 *
Edward H. Meyer...............................................................              13,000                 *
Thomas R. Swanston (4)........................................................              13,000                 *
Lenora W. Kirkley.............................................................              12,534                 *
Roxanne Khazarian.............................................................              10,000                 *
Steven A. Galef...............................................................               5,000                 *
All officers and directors as a group.........................................           3,222,204             10.66%

------------------------------

*   Less than one percent

(1) For purposes of the columns, a person or group of persons is deemed to have "beneficial ownership" of any shares as of a given date that such person owned or has the right to acquire shares, irrespective of any conditions to such right.

(2) Includes shares of Common Stock which may be acquired through the exercise of Incentive Options, 1992 Stock Options and Management Warrants. The persons who have such options and warrants and the number of shares which may be so acquired are as follows: Mr. Kathwari, 807,302; Ms. McGill, 43,994; Mr. Clark, 18,551; Ms. Gamble, 13,000; Mr. McDonell, 13,000; Mr.
    Meyer, 13,000; Mr. Swanston, 13,000; Ms. Kirkley, 12,534; Ms. Khazarian, 10,000; Mr. Sprague, 8,000; Mr. Galef, 3,000; and all officers and directors as a group, 1,458,576.

(3) Includes (a) 1,312,344 shares owned by Mr. Kathwari (b) (i) 30,826 shares issued to managers, (ii) 128,556 shares issuable upon exercise of the Management Warrants issued to managers and (iii) 255,554 shares issuable upon exercise of Incentive Options issued to managers, (c) 384,866 shares of the Ethan Allen Retirement Plan which are also subject to proxies granted to Mr. Kathwari; and (d) 1,074,466 shares issuable upon exercise of stock options granted under the Incentive Option and the 1992 Stock Option Plans, all of which are subject to proxies granted pursuant to the Management Letter Agreements.

(4) Shares subject to the control of Mr. Kathwari. See Footnote 3.

(5) 15,551 of shares held by Mr. Clark are subject to the control of Mr.
    Kathwari.

                                   PROPOSAL 2
                  RATIFICATION OF THE APPOINTMENT OF AUDITORS

    Subject to shareholder ratification, the Board of Directors has appointed KPMG Peat Marwick LLP as the independent auditors of the Company for the fiscal year ending June 30, 1998. KPMG were the independent auditors for the Company for the fiscal year ended June 30, 1997. Representatives of KPMG will be present at the Annual Meeting and will be given the opportunity to make a statement if they so desire. They will also be available to respond to appropriate questions.

    THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE RATIFICATION OF THE APPOINTMENT OF KPMG PEAT MARWICK LLP AS INDEPENDENT AUDITORS FOR THE COMPANY FOR THE FISCAL YEAR ENDING JUNE 30, 1998, WHICH IS DESIGNATED AS PROPOSAL NO. 2 ON THE ENCLOSED PROXY CARD.

                             EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

    The following table sets forth, as to the Chief Executive Officer and the four most highly compensated officers other than the Chief Executive Officer, information concerning all cash compensation paid or accrued for services rendered in all capacities to the Company during the fiscal years ended June 30, 1997, 1996 and 1995. For a description of the terms of employment agreements, option and restricted stock grants for the listed officers, see pages 8 through 12.

                                                                                          LONG TERM
                                                                                    COMPENSATION AWARDS(2)
                                                                            --------------------------------------
                                                 ANNUAL COMPENSATION                         SECURITIES UNDERLYING
                                           -------------------------------    RESTRICTED       OPTIONS/WARRANTS
NAME AND PRINCIPAL POSITION                  YEAR      SALARY      BONUS     STOCK AWARDS           GRANTED
-----------------------------------------  ---------  ---------  ---------  ---------------  ---------------------
M. Farooq Kathwari.......................       1997  $ 550,000  $ 819,000        20,000             480,000
  Chairman of the Board of Directors,           1996    475,000    500,000        20,000             120,000
  President and Chief Executive Officer         1995    450,000    248,811        20,000

Barbara McGill...........................       1997    150,769     20,000        --                  --
  Vice President and Group Manager,             1996    157,885     40,000        --                   3,000
  Retail Division                               1995    145,800     38,000        --                   3,000

Thomas Swanston..........................       1997    144,038     50,000        --                   2,000
  Vice President and General Manager            1996    140,000     35,000        --                   3,000
  Business Development                          1995    140,000     27,000        --                   3,000

Lenora W. Kirkley........................       1997    133,076     50,000        --                   2,000
  Vice President, Corporate                     1996    122,885     35,000        --                   3,000
  Communications and Advertising                1995    111,850     30,000        --                   2,000

Roxanne Khazarian........................       1997    133,076     35,000        --                   2,000
  General Counsel and Secretary                 1996    125,000     30,000        --                   4,000
                                                1995    114,038     20,000        --                   4,000


                                               ALL OTHER
NAME AND PRINCIPAL POSITION                 COMPENSATION(1)
-----------------------------------------  -----------------
M. Farooq Kathwari.......................      $  63,452
  Chairman of the Board of Directors,             17,793
  President and Chief Executive Officer            4,920
Barbara McGill...........................         10,670
  Vice President and Group Manager,                4,202
  Retail Division                                  2,019
Thomas Swanston..........................          1,713
  Vice President and General Manager               2,379
  Business Development                             1,605
Lenora W. Kirkley........................          4,452
  Vice President, Corporate                        3,215
  Communications and Advertising                   1,902
Roxanne Khazarian........................            775
  General Counsel and Secretary                    1,841
                                                  --

------------------------------

(1) Includes contributions by Ethan Allen of up to $400 each pursuant to Ethan Allen's 401(k) Savings Plan plus amounts accruing to each individual as a participant in the Company's Retirement Program.

(2) Amounts reflect the Stock Split.

INCENTIVE STOCK OPTION GRANTS DURING FISCAL YEAR 1997

    The following table sets forth information concerning grants of incentive options to the named executive officers during the fiscal year ended June 30, 1997.

                                                                 INDIVIDUAL GRANTS (1)                     POTENTIAL REALIZED
                                                --------------------------------------------------------    VALUE AT ASSUMED
                                                                 % OF TOTAL                                 ANNUAL RATES OF
                                                   NUMBER          OPTIONS                                    STOCK PRICE
                                                  OF SHARES      AWARDED TO      EXERCISE                   APPRECIATION FOR
                                                 UNDERLYING       EMPLOYEES       OR BASE                     OPTION TERM
                                                   OPTIONS        IN FISCAL      PRICE PER   EXPIRATION   --------------------
SECURITIES AWARDED TO                            AWARDED(3)         YEAR           SHARE       DATE(2)       5%         10%
----------------------------------------------  -------------  ---------------  -----------  -----------  ---------  ---------
M. Farooq Kathwari............................       --              --             --           --          --         --
Barbara McGill................................       --              --             --           --          --         --
Thomas Swanston...............................        2,000             1.4%         21.75      1/30/07   $  23,983  $  59,071
Lenora W. Kirkley.............................        2,000             1.4%         21.75      1/30/07      23,983     59,071
Roxanne Khazarian.............................        2,000             1.4%         21.75      1/30/07      23,983     59,071

------------------------------

(1) All stock options reported in this table were granted pursuant to the 1992 Stock Option Plan--see "Employee Stock Plans".

(2) Expires the earlier of January 30, 2007 or 90 days after the participants' employment with the Company is terminated for any reason.

(3) Number of shares underlying options awarded reflect the Stock Split.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND
  FISCAL YEAR-END OPTIONS/WARRANTS VALUE TABLE

    The following table sets forth information concerning the number of unexpired Incentive Options, 1992 Stock Options and Management Warrants outstanding as of the end of fiscal 1997, and the value of any unexercised in-the-money Incentive Options, 1992 Stock Options and Management Warrants outstanding at such time (assuming a stock price of $28.50 per share at June 30, 1997), held by the named executive officers. Share amounts reflect the Stock Split.

                                                                NUMBER OF
                                                          SECURITIES UNDERLYING                 VALUE OF
                                                          UNEXERCISED INCENTIVE         UNEXERCISED IN-THE MONEY
                                                                 OPTIONS,            INCENTIVE OPTIONS, MANAGEMENT
                                                           MANAGEMENT WARRANTS          WARRANTS AND 1992 STOCK
                                                          AND 1992 STOCK OPTIONS                OPTIONS
                        SHARES ACQUIRED      VALUE           AT JUNE 30, 1997               AT JUNE 30, 1997
                          ON EXERCISE      REALIZED     EXERCISABLE/UNEXERCISABLE      EXERCISABLE/UNEXERCISABLE
                       -----------------  -----------  ----------------------------  ------------------------------
M. Farooq Kathwari
  Exercisable........         89,776      $ 1,094,145              451,945                    $  8,909,807
  Unexercisable......         --              --                   355,357                       6,922,433

Barbara McGill
  Exercisable........          2,800           37,520               39,244                         873,885
  Unexercisable......         --              --                     4,750                          89,813

Thomas Swanston
  Exercisable........         --              --                     6,750                         127,875
  Unexercisable......         --              --                     6,250                          94,125

Lenora W. Kirkley
  Exercisable........          7,466          106,391                6,034                         114,829
  Unexercisable......         --              --                     6,500                          98,672

Roxanne Khazarian
  Exercisable........         --              --                     3,000                          56,500
  Unexercisable......         --              --                     7,000                         108,000

EMPLOYEE STOCK PLANS

    The Company has issued options to purchase shares of Common Stock pursuant to the 1992 Stock Option Plan and an Incentive Stock Option Plan and has issued warrants to purchase shares of Common Stock to certain key members of management. See note 10 to "Notes to Consolidated Financial Statements." The Company has registered shares of Common Stock issuable upon exercise of such options and warrants in the near future.

RETIREMENT AND 401(K) SAVINGS PLAN

    Ethan Allen established the Ethan Allen Profit Sharing and 401(k) Retirement Plan (the "Plan"), effective July 1, 1994 as a result of the merger of the Profit Sharing and 401(k) Plans. The Plan covers all employees who have completed at least one year of service.

    The 401(k) aspect of the Plan allows participants to defer up to 15% of their compensation, subject to certain statutory limitations. The Company contributes $0.50 for each $1.00 of a participant's before tax contribution, up to a maximum of $600 (effective January 1, 1997) annually. During fiscal year 1996, the Company made a contribution of $400 (as of December 31, 1996) to the 401(k) aspect of the Plan for each of the above named executive officers.

    The Profit Sharing portion of the Plan is a defined contribution plan. Contributions to the Plan can only be made by the Company and are at the discretion of the Company. Contributions are allocated among all members in the same ratio as their covered remuneration bears to that of all members.

    The Plan is the primary vehicle for providing retirement income to Ethan Allen employees.

    Prior to July 1, 1996, members in the Profit Sharing portion of the Plan who were under the age of 55 vested annually in 20% increments starting upon their third year of service and continuing until the end of the seventh year of service when they become fully vested. All Plan members age 55 and over were 100% vested regardless of their years of service. Effective July 1, 1996, all Plan members are 100% vested in their Profit Sharing balances. Plan members continue to be 100% vested in their 401(k) accounts.

    The Plan is administered by Ethan Allen Inc. with American Century Services, Inc. as Investment Manager and Recordkeeper. Investments offered include a capital preservation fund, five mutual funds, three strategic allocation funds, employer common stock and a personal choice option. The investments are employee directed and qualify under Section 404c.

    As of June 30, 1997, the estimated net present aggregate value of contributions to the retirement programs for the above named executive officers were: M. Farooq Kathwari $230,567; Barbara McGill $26,415, Thomas Swanston $4,933, Lenora W. Kirkley $11,814, and Roxanne Khazarian $1,389.

REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS

    The Compensation Committee of the Board of Directors is responsible for (i) reviewing and making determinations with regard to the employment arrangements, and compensation for the Chief Executive Officer, President and Chief Financial Officer or Treasurer and (ii) considering and accepting, modifying or rejecting the Chief Executive Officer's recommendations as to incentive compensation for executives and employees. The Compensation Committee met two times in fiscal 1997. The Compensation Committee reviews and approves the remuneration arrangements for the officers and directors of the Company, and reviews and recommends new executive compensation or stock plans in which the officers and/or directors are eligible to participate, including the granting of stock options and restricted stock awards. The members of the Compensation Committee are Mr. Edward H. Meyer, Ms. Kristin Gamble and Mr. Steven A. Galef.

GENERAL POLICIES REGARDING COMPENSATION OF EXECUTIVE OFFICERS

    The Compensation Committee's goals in establishing compensation levels and administering executive compensation plans are (1) to attract and retain high quality managerial and executive talent, (2) to reward executives for superior performance and (3) to structure appropriate incentives for executives to produce sustained superior performance in the future. The Company's compensation structure consists of base salary, annual cash bonuses, stock options and restricted stock awards. Generally, in formulating the compensation arrangements for executives other than the Chief Executive Officer, the Compensation Committee solicits recommendations from its Chief Executive Officer, which it considers, modifies and/or approves.

SALARY

    The Compensation Committee establishes base salaries at levels that reflect the Compensation Committee's subjective assessment of prevailing salary levels among the companies with which it believes the Company competes for executive talent, as well as companies in the Company's industry generally.

BONUSES

    For fiscal 1997, the Company's Compensation Committee observed a cash bonus program (the "Bonus Program") for managerial employees of the Company. The Bonus Program had two components: (i) an aggregate of $1,533,500 in cash to be distributed to managerial employees other than Mr. Kathwari in amounts recommended by Mr. Kathwari, and (ii) as to Mr. Kathwari an amount reflecting the achievement of budgeted EBITDA, with the concurrence of the Compensation Committee, but in no event to exceed a total equivalent to base salary unless a different amount is agreed upon by the Committee. In light of the Company's performance for fiscal year 1997, the Committee recommended and agreed to a bonus of $819,000 for Mr. Kathwari.

STOCK OPTIONS AND RESTRICTED STOCK AWARDS

    Stock options granted at 100% of the stock's market value on the date of grant are currently the Company's sole long term compensation vehicle. The Compensation Committee believes that stock options align the interest of management with those of the Company's stockholders and provide appropriate incentives to motivate executives to provide increased returns for stockholders.

    In determining the size of individual option grants, and restricted stock awards, the Compensation Committee considers the aggregate number of shares available, which is in turn a function of the levels of stockholders' dilution, the number of shares previously authorized by stockholders remaining available for grants of options and awards and the number of individuals to whom it wishes to award stock options and restricted stock awards. The Compensation Committee also considers the range of potential compensation levels that may be yielded by the options. Furthermore, the Compensation Committee considers the size of option grants awarded by those companies with which it believes the Company competes for executives, especially within the home furnishings industry. The Compensation Committee reserves the discretion to consider any factors it considers relevant, and to give all factors considered the relative weight it considers appropriate under the circumstances then prevailing, in reaching its determination regarding the size and timing of option grants and restricted stock awards.

COMPENSATION FOR THE CHIEF EXECUTIVE OFFICER FOR FISCAL 1997

    As of July 1, 1994, Mr. Kathwari and the Company entered into an employment agreement (the "Prior Employment Agreement"), which was revised and extended as of July 1, 1997 (as revised, the "New Employment Agreement"). Pursuant to the New Employment Agreement, the Company has agreed to employ Mr. Kathwari as Chairman, Chief Executive Officer and President of the Company and Ethan Allen for a period of five years commencing July 1997 with two one-year extensions exercisable with the agreement of Mr. Kathwari and the Company. Pursuant to the terms of the New Employment Agreement, Mr. Kathwari will receive a base salary of $700,000 per year, subject to increase annually upon the review and recommendation of the Compensation Committee, with automatic annual cost-of-living increases.

    Under the terms of the Prior Employment Agreement, Mr. Kathwari was entitled to an annual incentive bonus based on the Company's EBITDA (as described in the Prior Employment Agreement). For the first twelve month period of Mr. Kathwari's Prior Employment Agreement, if the Company's EBITDA was less than $53 million, he received no incentive bonus. If the Company's EBITDA equaled $53 million, he was paid an incentive bonus of $135,000. If the Company's EBITDA exceeded $53 million, his incentive bonus was increased proportionately up to an amount equivalent to his base salary, payable when EBITDA equaled or exceeded $90 million; however, his incentive bonus did not exceed $450,000 for the first twelve month period. This incentive bonus and bonus ceiling arrangement were subject to modification annually based upon the Company's EBITDA projections or upon agreement of the Compensation Committee and Mr. Kathwari. For fiscal 1997, an aggregate bonus of $819,000 was paid to Mr. Kathwari, as agreed to by Mr. Kathwari and the Compensation Committee.

    Pursuant to the terms of the New Employment Agreement, Mr. Kathwari will be entitled to an annual incentive bonus based upon the Company's Operating Income (as described in the New Employment Agreement). If the Company's Operating Income is $40 million or less, he will receive no incentive bonus. If the Company's Operating Income exceeds $40 million, his incentive bonus will be equal to 2% of the amount by which Operating Income exceeds $40 million. This Operating Income threshold will be increased after fiscal 1998 by 10% each year. In addition, in the event the Company consummates a major acquisition, the Company and Mr. Kathwari have agreed that they will negotiate in good faith for an appropriate revision to this threshold in order to properly implement its purposes.

    Under the Prior Employment Agreement, Mr. Kathwari was to receive during the term of employment ten-year stock options to acquire 60,000 shares per year at an exercise price equal to the then current market price, resulting in total stock options to Mr. Kathwari to acquire 300,000 shares of Common Stock during the term of the Prior Employment Agreement. Generally, one-third of each stock option was to vest each year following the grant. Pursuant to action of the Compensation Committee on August 8, 1995, that grant has been amended so that all remaining stock options were granted as of that date at an exercise price equal to the market price as of August 8, 1995. Generally, one seventh of the total original grant shall vest as of July 27, 1994 and each of the next six years. Pursuant to the Stock Split, this option was converted to an option to purchase 600,000 shares. Pursuant to the New Employment Agreement, Mr. Kathwari was granted, as of September 19, 1997, an option to purchase 1,000,000 additional shares, of which the option to purchase 500,000 shares will be exercisable at the then current market price for the Common Stock at the date of grant and the option to purchase the remaining 500,000 shares will be exercisable at a 30% premium to the then current market price for the Common Stock at the date of grant. The 500,000 shares which has an exercise price equal to the value of the stock on September 19, 1997, and the 500,000 shares which has an exercise price equal to 130% of the value of the stock on September 19, 1997, will each vest at a rate of one-third each year following the grant. The options are granted pursuant to the Company's 1992 Stock Option Plan.

    Under the Prior Employment Agreement, Mr. Kathwari received during the term thereof each year as of July 27, 1994, and each successive July 1, up to and including July 1, 1997, 10,000 shares of "restricted" stock, and he will receive on July 1, 1998, pursuant to the Stock Split, 20,000 shares of "restricted" stock, for a total of up to 100,000 shares (as adjusted for the Stock Split) under the Prior Employment Agreement. Pursuant to the New Employment Agreement, the Company will establish a book account for Mr. Kathwari, which will be credited with 14,000 Stock Units as of July 1 of each year, commencing July 1, 1997, for a total of up to 70,000 Stock Units over the term of the New Employment Agreement, with an additional 14,000 Stock Units to be credited in connection with each of the two one-year extensions. Following the termination of Mr. Kathwari's employment, Mr. Kathwari will receive shares of Common Stock equal to the number of Stock Units credited to the account. During the period in which Stock Units are credited to the account, Mr. Kathwari will receive dividend equivalent payments in cash equal to the dividends payable on the shares of Common Stock represented by the Stock Units. The options and the restricted stock will become fully vested upon the occurrence of a Change in Control of the Company (as defined in the New Employment Agreement).

    In the event Mr. Kathwari's employment with the Company is terminated by reason of death or disability, he (or his estate) will receive his base salary plus his bonus through the end of the year, along with any deferred compensation, unreimbursed expenses, insurance proceeds and other payments in accordance with Company practices. If Mr. Kathwari's employment is terminated by the Company without "cause" or by Mr. Kathwari "for good reason," he will receive his base salary through the end of the term of the New Employment Agreement, a payment equal to the lesser of $1 million or the bonus payments for two years calculated by reference to the highest bonus previously paid to him, and he will be entitled to settlement of the Stock Unit awards in Common Stock through the remainder of the full term of the New Employment Agreement and stock options, exercisable within three years after termination. If Mr. Kathwari's employment is terminated by the Company for "cause" or voluntarily by Mr. Kathwari, he will receive his base salary and bonus prorated through the date of termination, along with any deferred compensation, unreimbursed expenses or any other payment in accordance with Company practices. In connection with each of the foregoing termination payments, Mr. Kathwari will be reimbursed for certain excise and other taxes he is required to pay in respect of such payments. In fiscal 1997, Mr. Kathwari received $550,000 in base salary, which represented a $75,000 increase from the prior fiscal year and was consistent with the terms of the Prior Employment Agreement. Mr. Kathwari also received an annual incentive bonus in fiscal 1997 of $819,000. The incentive bonus was paid pursuant to the terms of the Prior Employment Agreement and the recommendation of the Compensation Committee as described in the paragraph entitled "Bonuses" above. In fiscal 1996, Mr. Kathwari received $475,000 in base salary, which represented a $25,000 increase from the prior fiscal year and was the increase required under the terms of the Prior Employment Agreement. Mr. Kathwari also received an annual incentive bonus in fiscal 1996 of $500,000. The incentive bonus was paid pursuant to the terms of the Prior Employment Agreement and calculated based on the formula set out in the paragraph entitled "Bonuses" above.

    Mr. Kathwari also received stock options to acquire 240,000 shares (prior to adjustment for the Stock Split) of Common Stock in fiscal 1996.

    The New Employment Agreement is effective through June 30, 2002, although it may be extended for two additional one-year terms at the mutual agreement of Mr. Kathwari and the Company. To assist in developing the terms of the New Employment Agreement, the Compensation Committee retained an independent compensation consultant, and met with such consultant over a period of three months. In determining the level of compensation appropriate for Mr. Kathwari, the Compensation Committee reviewed employment contracts of chief executive officers in companies in the home furnishings industry of a size and complexity comparable to the Company. In addition, the Compensation Committee and Mr. Kathwari agreed to include a substantial incentive component in the New Employment Agreement. As a result, the large part of Mr. Kathwari's potential compensation is in the form of incentive stock options, restricted stock awards, and a bonus based on the Company's performance.

TAX POLICY

    Section 162(m) of the Code limits deductibility of annual compensation in excess of $1 million paid to the Company's Chief Executive Officer and any of the four other highest paid officers. However, compensation is exempt from this limit if it qualifies as "performance based compensation." The Company is submitting the amendment of the Company's 1992 Stock Option Plan to stockholders, to allow awards thereunder to qualify under the "performance-based compensation" requirements. The Company is also submitting the Incentive Performance Bonus Provisions of the New Employment Agreement to stockholders to allow the bonus to comply with the "performance-based compensation" requirements. Finally, the stock unit awards under the New Employment Agreement are being structured to satisfy the requirements for deductibility.

    Although the Compensation Committee will continue to consider deductibility under Section 162(m) with respect to future compensation arrangements with executive officers, deductibility will not be the sole factor used in determining appropriate levels or methods of compensation. Since Company objectives may not always be consistent with the requirements for full deductibility, the Company may enter into compensation arrangements under which payments are not deductible under Section 162(m).

CONCLUSION

    The Compensation Committee believes that long-term stockholder value is enhanced by corporate and individual performance achievements. Through the plans described above, a significant portion of the Company's executive compensation is based on corporate and individual performance, as well as competitive pay practices. The Compensation Committee believes equity compensation, in the form of stock options, restricted stock and stock units is vital to the long-term success of the Company. The Compensation Committee remains committed to this policy, recognizing that the competitive market for talented executives and the cyclical nature of the Company's business may result in highly variable compensation for a particular time period.

                                EDWARD H. MEYER
                                 KRISTIN GAMBLE
                                STEVEN A. GALEF

                        COMPARATIVE COMPANY PERFORMANCE

    The following line graph compares cumulative total shareholder return for the Company with a performance indicator of the overall stock market, the Standard & Poor's 500 Index, and an industry index, the Peer Issuer Group Index, assuming $100 was invested on March 16, 1993.

                                                                          3/16/93     6/30/94      6/30/95      6/30/96
                                                                       -----------  -----------  -----------  -----------
Standard & Poor's 500 Index..........................................      100.00        98.43       120.69       148.58
Peer Issuer Group....................................................      100.00        89.67        83.91       103.23
Ethan Allen Interiors Inc............................................      100.00       113.89        98.61       137.50

                                                                         6/30/97
                                                                       -----------
Standard & Poor's 500 Index..........................................      196.10
Peer Issuer Group....................................................      140.13
Ethan Allen Interiors Inc............................................      317.77

ASSUMES $100 INVESTED ON MARCH 16, 1993 IN COMPANY COMMON STOCK, STANDARD & POOR'S 500 INDEX (1), AND PEER ISSUER GROUP INDEX (2), AND REINVESTMENT OF DIVIDENDS

------------------------

(1) Standard & Poor's 500 Index

(2) Peer Issuer Group which includes Ameriwood Industries International Corp.; Bassett Furniture Industries, Inc.; Bush Industries, Inc.; Chromcraft Revington, Inc.; DMI Furniture, Inc.; Flexsteel Industries, Inc.; Furniture Brands International, Inc.; Haverty Furniture Companies, Inc.; Heilig-Meyers Co.; La-Z Boy Inc.; LADD Furniture Inc.; Legett & Platt, Inc.; Pier 1 Imports Inc.; and Pulaski Furniture Corp.

    The returns of each company have been weighted according to each Company's market capitalization.

                                   PROPOSAL 3
               APPROVAL OF INCENTIVE PERFORMANCE BONUS PROVISIONS
                        OF THE NEW EMPLOYMENT AGREEMENT

    The Company's stockholders are being asked to approve the Incentive Performance Bonus Provisions (the "Bonus Provisions") in the New Employment Agreement. The Board approved the New Employment Agreement unanimously, subject to stockholder approval of the Bonus Provisions.

    The Company has had a longstanding practice of linking key employees' compensation to corporate performance. This increases employee motivation to improve stockholder value--the employees' reward is directly related to the Company's success. A performance-based incentive arrangement rewards key employees for achieving objectives for the financial performance of the Company and its business units. The purposes of the Bonus Provisions in the New Employment Agreement are to motivate Mr. Kathwari to further improve stockholder value by linking a portion of his cash compensation to the Company's financial performance, reward Mr. Kathwari for greatly improving the Company's financial performance and help retain the services of Mr. Kathwari.

    Under the New Employment Agreement, commencing in fiscal 1998, Mr. Kathwari will be entitled to an annual incentive bonus based upon the Company's Operating Income (as described in the New Employment Agreement). Mr. Kathwari's incentive bonus will be equal to 2% of the amount by which the Company's Operating Income exceeds $40 million. This Operating Income threshold will be increased after fiscal 1998 by 10% each year. In addition, in the event the Company consummates a major acquisition, the Company and Mr. Kathwari have agreed that they will negotiate in good faith for an appropriate revision to this threshold in order to properly implement its purposes.

    Under Section 162(m) of the Code, the federal income tax deductibility of compensation paid to the Company's Chief Executive Officer and to each of its next four most highly compensated executive officers may be limited to the extent that it exceeds $1,000,000 in any one year. The Company can deduct compensation in excess of that amount if it qualifies as "performance-based compensation" under Section 162(m) of the Code. For bonus compensation paid under the New Employment Agreement to qualify as "performance-based compensation" the Bonus Provisions of the New Employment Agreement must be approved by stockholders. The New Employment Agreement is intended to permit the Company to pay incentive compensation which qualifies as "performance-based compensation", thereby permitting the Company to receive a federal income tax deduction for the payment of such incentive compensation.

    If approved by stockholders, the Bonus Provisions will be effective for the year ending June 30, 1998 and for the six following years, assuming the two one-year extensions are exercised, unless the New Employment Agreement is sooner terminated. If, however, the stockholders do not approve the Bonus Provisions, the Company is required to offer other additional compensation to Mr. Kathwari that provides an earnings opportunity that is comparable to that offered by the incentive bonus, and the Company and Mr. Kathwari shall negotiate in good faith regarding the structure of such additional compensation.

    THIS SUMMARY OF THE BONUS PROVISIONS IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE COMPENSATION COMMITTEE REPORT CONCERNING THE NEW EMPLOYMENT AGREEMENT.

    THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE APPROVAL OF THE INCENTIVE PERFORMANCE BONUS PROVISIONS OF THE NEW EMPLOYMENT AGREEMENT, WHICH IS DESIGNATED AS PROPOSAL NO. 3 ON THE ENCLOSED PROXY CARD.

                                   PROPOSAL 4
                    AMENDMENTS TO THE 1992 STOCK OPTION PLAN

GENERAL

    Since the Company's adoption of the 1992 Stock Option Plan (the "Stock Option Plan") on March 23, 1993, and as of the Record Date, the Company has granted 1,226,300 stock options (as adjusted for the Stock Split) to employees and directors of the Company, 1,074,542 of which remain outstanding. As of the Record Date, there were 1,200,924 shares (as adjusted for the Stock Split) of Common Stock available for grant under the Stock Option Plan. Accordingly, in order to continue to implement the Company's policy of providing equity incentives to its employees and directors, to provide greater flexibility in making awards under the Stock Option Plan, to conform the Stock Option Plan to the "performance-based compensation" exception of Code Section 162(m), relating to the $1 million limit, and to reflect other changes in the legal rules applicable to the Stock Option Plan, the Board of Directors has approved amendments to the Stock Option Plan to: (i) reserve an additional 1,300,000 shares of Common Stock for issuance thereunder, thereby increasing the total number of shares available for issuance under the Stock Option Plan to 2,500,924; (ii) limit the maximum number of shares of Common Stock covered by options and SARs that may be granted to any one individual during any fiscal year of the Company to 2,000,000 shares; (iii) provide that no awards will be granted under the Stock Option Plan after October 28, 2007; (iv) permit the Committee (as defined below) to allow participants to transfer awards received under the Stock Option Plan; (v) permit the granting of options (in addition to Formula Options (as defined in the Stock Option Plan)) and SARs to Independent Directors (as defined in the Stock Option Plan); and (vi) eliminate restrictions which were required by prior law but which are no longer necessary. Approval of these amendments requires the affirmative vote of a majority of the shares of Common Stock issued and outstanding and entitled to vote on the election of directors, and if the amendment does not receive such approval, it will not take effect.

PURPOSE

    Stock options and SARs are awarded under the Stock Option Plan for the purpose of increasing stockholder value, advancing the interests of the Company, strengthening the Company's ability to attract and retain the services of experienced and knowledgeable independent directors, enhancing the Company's ability to attract, retain and motivate employees, and providing such directors and employees with an opportunity to acquire an equity interest in the Company.

SHARES SUBJECT TO THE STOCK OPTION PLAN

    Subject to adjustment in the event of certain transactions involving the Company, up to 580,199 shares of Common Stock were reserved for issuance under the Stock Option Plan on the date of its inception and an additional 600,000 shares of Common Stock were reserved for issuance on November 4, 1996, for a total of 1,180,199 shares of Common Stock. Pursuant to the Stock Split and
Section 4.3 of the Stock Option Plan, this was adjusted to 2,360,398 shares of Common Stock. As of the Record Date, there were 1,200,924 shares (as adjusted for the Stock Split) of Common Stock available for grant under the Stock Option Plan. Pursuant to the New Employment Agreement, Mr. Kathwari will be granted 1,000,000 stock options under the Stock Option Plan. An increase in the number of shares reserved for issuance under the Stock Option Plan is necessary therefore to satisfy the Company's obligations to Mr. Kathwari under the New Employment Agreement while maintaining flexibility to grant awards to other key employees of the Company.

    Assuming the adoption by the Company's stockholders of this Proposal and the grant to Mr. Kathwari, the total number of shares available for issuance under the Stock Option Plan (as adjusted for the Stock Split) will be 1,500,924. If an award granted under the Stock Option Plan expires or is terminated without having been exercised in full, the shares of Common Stock subject to the award but not delivered are available again for awards under the Stock Option Plan.

WHO MAY PARTICIPATE IN THE STOCK OPTION PLAN

    Directors and employees of the Company are eligible to receive awards pursuant to the terms of the amended Stock Option Plan. Each Independent Director of the Company is entitled to receive Formula Options to purchase 2,500 shares of Common Stock upon his or her appointment to the Board of Directors, subject to the terms and conditions contained in the Stock Option Plan. The number of options and SARs granted to directors and employees under the Stock Option Plan is determined by the Committee. The Committee determines which individuals will be granted options and SARs, the number of shares to be optioned and other terms and conditions applicable to the grants.

    The stockholders are being asked to approve provisions limiting the maximum aggregate number of shares which are available for option or underlying SAR awards to any one individual during any fiscal year of the Company to 2,000,000 shares. The inclusion of this limit will conform the Stock Option Plan to the "performance-based compensation" exception of Code Section 162(m), relating to the $1 million limit.

    Options granted under the Stock Option Plan may be either incentive stock options as defined in Section 422 of the Code or non-qualified stock options. Incentive stock options may be granted only to employees of the Company and its Subsidiaries (as defined in the Stock Option Plan) and are subject to the limitation that the aggregate fair market value (determined as of the time the option is granted) of stock with respect to which incentive stock options are exercisable for the first time by an optionee during any calendar year (under all option plans of the Company) will not exceed $100,000. Options that do not meet these requirements will be treated as non-qualified stock options.

EXERCISE OF AWARDS; EXERCISE PRICE; TERMINATION OF AWARDS

    Awards granted pursuant to the Stock Option Plan are evidenced by agreements in such form as the Committee may from time to time establish. Generally, each agreement states the number of shares covered thereby, the exercise price (which will not be less than the closing price of the Common Stock on the NYSE on the date of grant of the options), the time or times during which each award is exercisable, the expiration date of the award, the form of payment which may be used upon exercise of a stock option and whether a stock option is an incentive stock option or a non-qualified stock option. Options granted under the Stock Option Plan vest at a rate determined by the Committee. Formula options vest at a rate of 50% on each anniversary of the date of the grant. On the Record Date, the closing price of the Common Stock on the NYSE was $32.5625 per share.

    An award may be exercised in whole or in part (but for the purchase of whole shares only) from time to time by written notice to the Chief Executive Officer of the Company or his appointees which states the number of shares being exercised. Subject to the terms of the option agreement executed by the holder, payment of the option price may be made in cash, check or in outstanding shares of Common Stock (valued as of the date of exercise) or in a combination of such methods and must accompany the exercise notice. The exercise date of an option is the date elected by the optionee, but not earlier than the date on which the Company receives the notice from the optionee.

    Neither an optionee nor any person holding an SAR has any privileges as a stockholder of the Company with respect to any shares of Common Stock subject to an award under the Stock Option Plan until the date of issuance of a stock certificate.

    Awards under the Stock Option Plan expire the earlier of 10 years from the date of grant or 90 days after termination of employment, except as otherwise provided by the terms of the award.

    All outstanding options and SARs become immediately exercisable if a Business Combination (as defined in Article Fifth of the Company's Certificate of Incorporation) occurs and is consummated and the disinterested directors of the Company either do not approve such Business Combination in accordance with Article Fifth, or do approve such Business Combination and so authorize such immediate exercisability in connection with such Business Combination.

DURATION OF THE STOCK OPTION PLAN; AMENDMENT; CERTAIN TRANSACTIONS

    The amended Stock Option Plan would remain in effect as long as any awards that were made under it remain outstanding. However, no awards could be granted under the amended Stock Option Plan after October 28, 2007. The amended Stock Option Plan may be amended or terminated by the Board at any time, except that no such amendment or termination shall: (i) increase or decrease the number of shares reserved thereunder without stockholder approval; (ii) be made without stockholder approval to the extent such approval is required by law, agreement or the rules of any exchange or automated quotation system upon which the Common Stock is listed or quoted; (iii) alter or impair the rights of holders with respect to awards previously made under the Stock Option Plan without the consent of the holders thereof or (iv) make any change that would disqualify the Stock Option Plan, intended to be so qualified, from the exemption provided by Rule 16b-3 of the Exchange Act.

    If the Common Stock is changed by reason of a stock split, stock dividend or recapitalization, or converted into or exchanged for other securities as a result of a merger, consolidation or reorganization, the Committee will make such adjustments in the number and class of shares of stock with respect to which awards may be granted under the Stock Option Plan as will be equitable and appropriate in order to make such awards, as nearly as may be practicable, equivalent to such awards immediately prior to such change. A corresponding adjustment changing the number and class of shares allocated to, and the exercise price of, each award or portion thereof outstanding at the time of such change will likewise be made. In the case of incentive stock options, no adjustment will be made if such adjustment (i) would constitute a modification, extension or renewal of such incentive stock options within the meaning of Sections 422 and 425 of the Code, or (ii) would, under Section 422 of the Code, be considered as the adoption of a new plan requiring stockholder approval.

ADMINISTRATION

    The Stock Option Plan is to be administered by the Compensation Committee, or such other committee of the Board of Directors as the Board may determine (the "Committee"). Subject to the provisions of the Stock Option Plan, the Committee has all powers with respect to the administration of the Stock Option Plan, including without limitation, full power and authority to interpret the provisions of the Stock Option Plan and any agreement executed thereunder and to resolve all questions arising under the Stock Option Plan.

ASSIGNMENT; DEATH OF HOLDER

    The amended Stock Option Plan provides that, except as otherwise provided by the Committee, an award is exercisable only by the holder and is not assignable or transferable during the lifetime of a holder. If the holder dies, his or her award is thereafter exercisable (during the period specified in "Exercise of Awards; Exercise Price; Termination of Awards" above) by his or her executors or administrators to the full extent to which such award was exercisable by the holder at the time of his or her death.

OPTIONS AND SARS GRANTED

    During the period from the inception of the Stock Option Plan through the Record Date, Mr. Kathwari, Ms. McGill, Mr. Swanston, Ms. Kirkley and Ms. Khazarian have been granted 650,000, 10,000, 14,000, 14,000 and 11,000 stock options, respectively; all current executive officers, as a group, have been granted 794,300 stock options; all current directors who are not executive officers, as a group, have been granted 68,000 stock options; and all employees, including all current officers who are not executive officers, as a group, have been granted 459,300 stock options. No SARs have been awarded under the Stock Option Plan. A total of 66,826 stock options have been forfeited.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

    The following summarizes the federal income tax consequences to participants who may receive awards under the Stock Option Plan. This description of tax consequences is based upon present federal tax laws and regulations.

    NON-QUALIFIED STOCK OPTIONS. The grant of a non-qualified stock option to an optionee will not itself be a taxable event, and the optionee will not be subject to any income tax consequences with respect to such option unless and until the option is exercised. Upon the exercise of a non-qualified stock option, the optionee will generally recognize ordinary compensation income equal to the "spread" between the exercise price and the fair market value of the Common Stock on the date of exercise, and the Company generally will be entitled to a corresponding deduction. Upon a subsequent disposition of the Common Stock, the optionee will recognize a short-term or long-term capital gain or loss equal to the difference between the fair market value of the shares on the date of exercise and the fair market value at disposition, depending on the length of time the shares are held.

    INCENTIVE STOCK OPTIONS. The grant of an incentive stock option to an employee will not itself be a taxable event. However, in contrast to the exercise of a non-qualified stock option, the exercise of an incentive stock option will not cause an optionee to recognize taxable income for regular income tax purposes. If the optionee holds the shares acquired upon exercise of the incentive stock option for a minimum of two years from the date of the grant of the incentive stock option and for at least one year after exercise, any gain realized by the optionee on the subsequent sale of such shares will be treated as long-term capital gain. Under such circumstances, the Company will not be entitled to any deduction for federal income tax purposes. If the shares are sold or otherwise disposed of prior to the expiration of such periods, then the optionee will recognize ordinary income in an amount equal to the difference between the fair market value of the Common Stock on the date of exercise over the amount paid for such shares, and the Company generally will be entitled to a corresponding deduction. Any loss recognized upon a taxable disposition of the shares generally would be characterized as a capital loss.

    The excess of the fair market value on the date of exercise of an incentive stock option over the exercise price is an adjustment which increases alternative minimum taxable income, the base upon which alternative minimum tax is computed. In determining the amount of gain or loss recognized on the later disposition of stock acquired pursuant to the exercise of an incentive stock option, the tax basis of the stock for alternative minimum tax purposes (but not regular tax purposes) is increased by the excess of the fair market value of the stock over the option price at the time of exercise.

    STOCK APPRECIATION RIGHTS. An employee will not realize taxable income at the time of the grant of an SAR. Upon exercise, however, the employee will generally realize ordinary income in the amount that the fair market value of the Common Stock on the date of exercise exceeds its fair market value on the date of grant. The Company generally will be entitled to a corresponding deduction in the year of exercise.

    THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE APPROVAL OF THE AMENDMENTS TO THE STOCK OPTION PLAN, WHICH IS DESIGNATED AS PROPOSAL NO. 4 ON THE ENCLOSED PROXY CARD.

                                   PROPOSAL 5
            INCREASE IN NUMBER OF AUTHORIZED SHARES OF COMMON STOCK

    The Board of Directors has approved, subject to stockholder approval at the 1997 Annual Meeting of Stockholders, an increase in the number of authorized shares of Common Stock from 35,000,000 to 70,000,000. The Company's Certificate of Incorporation currently authorizes the issuance of 35,000,000 shares of Common Stock. As of September 23, 1997, the record date for the 1997 Annual Meeting, 28,813,013 shares of Common Stock (as adjusted for the Stock Split) were outstanding and 2,643,193 shares of Common Stock (as adjusted for the Stock Split) were reserved for issuance under the Company's stock option plans and warrant agreements.

    The Board has proposed the authorization of an additional 35,000,000 shares of Common Stock for a variety of corporate purposes including: to obtain financing and consummate acquisitions and other programs to facilitate expansion and growth, stock splits or dividends, the Shareholder Rights Plan and stock options and other employee benefit plans. Due to the Stock Split, the Company has only a limited number of authorized shares available for these corporate purposes. Currently, there are no plans for the use of any of the additional authorized shares in the immediate future. If this proposal is not approved and the need arises in the future to issue additional common stock, there may not be sufficient time to call a stockholders' meeting to approve an amendment to the Certificate of Incorporation.

    Authorized but unissued shares may be issued at such time or times, to such person or persons and for such consideration as the Board of Directors determines to be in the best interests of the Company, without further authorization from the stockholders except as may be required by the rules of the NYSE or any stock exchange on which the Common Stock is listed. The authorization of additional shares of Common Stock will not, by itself, affect the rights of holders of existing shares. Depending on the circumstances, issuance of additional shares of Common Stock could affect the existing holders of shares by diluting the voting power of the outstanding shares. The stockholders do not have pre-emptive rights to purchase additional shares of Common Stock, nor will they as a result of this proposal.

    The Board of Directors has unanimously adopted a resolution authorizing the amendment of the Certificate of Incorporation to increase the authorized shares and directing that the amendment be submitted to the stockholders for their consideration. The affirmative vote of the holders of a majority of the shares of Common Stock outstanding on September 23, 1997 will be required to approve the amendment.

    THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE APPROVAL OF THE PROPOSAL TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK TO 70,000,000 WHICH IS DESIGNATED AS PROPOSAL NO. 5 ON THE ENCLOSED PROXY CARD.

                                 OTHER MATTERS

PROXY SOLICITATION EXPENSE

    The expense of the proxy solicitation will be paid by the Company. In addition to the solicitation of proxies by use of the mails, solicitation also may be made by telephone, telegraph or personal interview by directors, officers and regular employees of the Company, none of whom will receive additional compensation for any such solicitation. The Company has engaged Morrow & Company, a professional proxy solicitation firm, to provide customary solicitation services for a fee of $5,000 plus expenses. The Company does not anticipate that the costs and expenses incurred in connection with this proxy solicitation will exceed those normally expended for a proxy solicitation for those matters to be voted on in the Annual Meeting. The Company will, upon request, reimburse brokers, banks and similar organizations for out-of-pocket and reasonable clerical expenses incurred in forwarding proxy material to their principals.

STOCKHOLDER PROPOSALS

    Proposals of stockholders must be received in writing by the Secretary of the Company no later than 120 days in advance of the first anniversary of the date of the mailing of this proxy statement in order to be considered for inclusion in the Company's proxy statement and form of proxy relating to the 1998 Annual Meeting of Stockholders.

    If a stockholder desires to submit a proposal for consideration at the 1998 Annual Meeting of Stockholders, written notice of such stockholder's intent to make such a proposal must be given and received by the Secretary of the Company at the principal executive offices of the Company either by personal delivery or by United States mail not later than July 3, 1998. Each notice must describe the proposal in sufficient detail for the proposal to be summarized on the agenda for the Annual Meeting of Stockholders and must set forth: (i) the name and address, as it appears on the books of the Company, of the stockholder who intends to make the proposal; (ii) a representation that the stockholder is a holder of record of stock of the Company entitled to vote at such meeting and intends to appear in person or by proxy at such meeting to present such proposal; and (iii) the class and number of shares of the Company which are beneficially owned by the stockholder. In addition the notice must set forth the reasons for conducting such proposed business at the Annual Meeting of Stockholders and any material interest of the stockholder in such business. The presiding officer of the Annual Meeting of Stockholders will, if the facts warrant, refuse to acknowledge a proposal not made in compliance with the foregoing procedure, and any such proposal not properly brought before the Annual Meeting of Stockholders will not be considered.

OTHER BUSINESS

    The Board of Directors is not aware of any matters to be presented at the Annual Meeting other than those enumerated in the Company's Notice enclosed herewith. If any other matters do come before the meeting, it is intended that the holders of the proxies will vote thereon in their discretion. Any such other matters will require for its approval the affirmative vote of the majority in interest of the stockholders present in person or by proxy at the Annual Meeting where a quorum is present, or such greater vote as may be required by the Company's Amended and Restated Certificate of Incorporation, the Company's Amended and Restated By-laws or the General Corporation Law of the State of Delaware.

                                          By order of the Board of Directors,

                                          Roxanne Khazarian
                                          SECRETARY

Ethan Allen Interiors Inc.
Ethan Allen Drive
Danbury, Connecticut 06811
October 31, 1997

Each stockholder, whether or not he or she expects to be present in person at the Annual Meeting, is requested to MARK, SIGN, DATE and RETURN THE ENCLOSED PROXY CARD in the accompanying envelope as promptly as possible. A stockholder may revoke his or her proxy at any time prior to voting.

                                                     APPENDIX TO PROXY STATEMENT

                           ETHAN ALLEN INTERIORS INC.

                  AMENDED AND RESTATED 1992 STOCK OPTION PLAN

                               (OCTOBER 28, 1997)

    1. PURPOSE. The purpose of this Ethan Allen Interiors Inc. 1992 Stock Option Plan (the "Plan) is to increase stockholder value, to advance the interests of Ethan Allen Interiors Inc. (the "Company"), its subsidiary, Ethan Allen Inc. ("Ethan Allen") and its and Ethan Allen's other subsidiaries and affiliates (collectively, the "Subsidiaries"), to strengthen the Company's ability to attract and retain the services of experienced and knowledgeable independent directors to enhance the Company's, and its Subsidiaries' ability to attract, retain and motivate employees, and to provide such directors and employees with an opportunity to acquire an equity interest in the Company.

    2.  ADMINISTRATION.

        2.1 ADMINISTRATION, GENERALLY. Subject to the terms and conditions of the Plan, the Plan shall be administered by the Compensation Committee of the Company's Board of Directors, or by such other committee of the Board as the Board may determine (the "Committee").

        2.2 AUTHORITY. Subject to the terms and conditions of the Plan, the Committee shall have the authority to (a) manage and control the operation of the Plan, (b) interpret and construe the provisions of the Plan or the provisions of any award under the Plan, and prescribe, amend and rescind rules and regulations relating to the Plan, (c) make awards under the Plan, in such forms and amounts and subject to such restrictions, limitations and conditions as it deems appropriate, including, without limitation, awards which are made in combination with or in tandem with other awards (whether or not contemporaneously granted), (d) modify the terms of, cancel and reissue, or repurchase outstanding awards, (e) prescribe the form of, agreement, certificate or other instrument evidencing any award under the Plan, (f) correct any defect or omission and reconcile any inconsistency in the Plan or in any award hereunder, and (g) make all other determinations and take all other actions as it deems necessary or desirable for the implementation and administration of the Plan. Notwithstanding the foregoing provisions of this subsection 2.2, the Chief Executive Officer ("CEO") of the Company shall submit his recommendation for awards under the Plan to the Committee or, if no such Committee exists, to the Company's Board of Directors (the "Board"). The Committee, or the Board, if no such Committee shall exist, shall duly consider the recommendations of the Chief Executive Officer, and shall have the authority to accept, modify or reject the CEO's recommendation, or to request the CEO to reconsider such recommendation or to request the CEO to reconsider such recommendation. In addition, the Committee shall have no power, authority or discretion to determine the persons who are entitled to awards under Section 5, to determine the number, price or timing of awards granted pursuant to Section 5 or to alter the terms and conditions of awards made pursuant to Section 5. The determination of the Committee on matters within its authority shall be conclusive and binding on the Company and all other persons.

    3. PARTICIPATION. Subject to the terms and conditions of Section 2 and the remainder of the Plan, the Committee shall determine and designate from time to time the directors of the Company and employees of the Company and its Subsidiaries who shall receive awards under the Plan ("Participants"); provided, however, that the Committee shall have no power, authority or discretion to determine the persons who are entitled to awards under Section 5. The granting of awards, if any, and the size of such awards are purely discretionary, and, no employee or director shall have any right or privilege to be considered as a Participant, and no Participant shall have any right or privilege, or be deemed to have an expectation of being, recommended for an award, subject to Section 5.

                           ETHAN ALLEN INTERIORS INC.

                  AMENDED AND RESTATED 1992 STOCK OPTION PLAN

                               (OCTOBER 28, 1997)

    4.  SHARES SUBJECT TO THE PLAN.

        4.1 NUMBER OF SHARES RESERVED. Shares of common stock, $.01 par value, of the Company ("Common Stock") shall be available for awards under the Plan. To the extent provided by resolution of the Company's Board of Directors, such shares may be uncertificated. Subject to adjustments in accordance with subsections 4.2 and 4.3 for events occurring after October 28, 1997, and after giving effect to the two-for-one split of the Common Stock distributed on September 2, 1997, to shareholders of record on August 18, 1997, the aggregate number of shares of Common Stock available for awards under the Plan shall be equal to 2,500,924.

        4.2 REUSAGE OF SHARES.

           (a) In the event of the exercise or termination (by reason of forfeiture, expiration, cancellation, surrender or otherwise) of any award under the Plan, that number of shares of Common Stock that was subject to the award but not delivered shall again be available for awards under the Plan.

           (b) Notwithstanding the provisions of paragraph (a), the following shares shall not be available for reissuance under the Plan: (i) shares which are withheld from any award or payment under the Plan to satisfy tax withholding obligations (as described in paragraph 8.5(e));
       (ii)shares which are surrendered to fulfill tax obligations (as described in paragraph 8.5(e)); and (iii) shares which are surrendered in payment of the Formula Option Price (as defined in subsection 5.1) upon the exercise of a Formula Option or the Option Price (as defined in subsection 6.1) upon the exercise of a Stock Option.

        4.3 ADJUSTMENTS TO SHARES RESERVED. In the event of any merger, consolidation, reorganization, recapitalization, spinoff, split-up, stock dividend, stock split, reverse stock split, repurchase, exchange or other distribution with respect to shares of Common Stock or other change in the corporate structure or capitalization affecting the Common Stock, the type and number of shares of stock which are or may be subject to awards under the Plan and the terms of any outstanding awards (including the price at which shares of stock may be issued pursuant to an outstanding award) shall be equitably adjusted by the Committee, in its sole discretion, to preserve the value of benefits awarded or to be awarded to Participants under the Plan.

        4.4 INDIVIDUAL LIMIT. The maximum number of shares of Common Stock that may be covered by Options and SARs granted to any one individual during any fiscal year of the Company shall be 2,000,000 shares (subject to adjustment in accordance with subsection 4.3).

    5.  FORMULA AWARDS.

        5.1 FORMULA OPTIONS. As of the date of the annual meeting of the Company's stockholders for 1993, each Independent Director (as defined below) shall be awarded an option to purchase 2,500 shares of Common Stock with an exercise price equal to the initial offering price in the Company's initial public offering of Common Stock on March 23, 1993 ("IPO") (such options will be rounded off to the nearest whole share number, and are collectively referred to as "Formula Options"). Formula Options granted pursuant to this subsection 5.1 shall not constitute "Incentive Stock Options" within the meaning of section 422 of the Internal Revenue Code of 1986, as amended (the "Code"). For purposes of the Plan, the term "Independent Director" as of any annual meeting of the Company's stockholders means a person who (a) is a director of the Company as of the ending of such meeting, (b) is not an executive or employee of the Company or its subsidiaries, and (c) is not a partner,

                           ETHAN ALLEN INTERIORS INC.

                  AMENDED AND RESTATED 1992 STOCK OPTION PLAN

                               (OCTOBER 28, 1997)

    executive or employee of any person, or group (as defined under Rule 13(d) under the Securities Exchange Act of 1934) which includes persons, which would be an "interested person" as referred to in the Company's Certificate of Incorporation (without regard to any "business combination" for this purpose) as of the date hereof or as of the date of grant. If, for any reason, any Independent Director is prohibited or restricted from personally receiving the foregoing Formula Options by his employer or otherwise, such Formula Options will not be issued to such Independent Director.

        5.2 SERVICE REQUIRED FOR EXERCISE. One half of each Formula Option granted to an Independent Director Participant shall become exercisable upon such Participant's completion of one continuous year of service as an Independent Director after the date of the grant thereof, and the remaining one-half of each Formula Option granted to an Independent Director shall become exercisable upon such Participant's completion of two continuous years of service as an Independent Director after the date of the grant hereof.

        5.3 EXPIRATION OF FORMULA OPTIONS. All rights with respect to a Formula Option shall automatically terminate on the earliest of:

           (a) the date which is 10 years after the date of the grant;

           (b) the date which is 90 days after the date on which the Participant's service to the Company as an Independent Director terminates for any reason.

        5.4 MANNER OF EXERCISE. A Formula Option may be exercised, in whole or in part, by giving written notice to the Chief Executive Officer of the Company prior to the date on which the Formula Option expires; provided, however, that a Formula Option may only be exercised with respect to whole shares of Common Stock. Such notice shall specify the number of shares of Common Stock to be purchased and shall be accompanied by payment of the exercise price for such shares in such form and manner as the Committee may from tire to time approve.

    6.  STOCK OPTIONS.

        6.1 AWARDS. Subject to the terms and conditions of the Plan, there shall be designated the Participants to whom options to purchase shares of Common Stock ("Stock Options") are to be awarded under the Plan and shall determine the number, type and terms of the Stock Options to be awarded to each of them; provided, however, that each Stock Option shall expire on the earlier of the date provided by the option terms or the date which is 10 years after the date of grant. The option price per share (the "Option Price") for any Stock Option awarded shall not be less than the greater of par value or the Fair Market Value of a share of Common Stock on the date the Stock Option is awarded. Each Stock Option awarded under the Plan shall be a "nonqualified stock option" for tax purposes unless the Stock Option satisfies all of the requirements of section 422 of the Code and the Committee designates such Stock Option as an Incentive Stock Option.

        6.2 MANNER OF EXERCISE. A Stock Option may be exercised, in whole or in part, by giving written notice to the Chief Executive Officer of the Company prior to the date on which the Stock Option expires; provided, however, that a Stock Option may only be exercised with respect to whole shares of Common Stock. Such notice shall specify the number of shares of Common Stock to be purchased and shall be accompanied by payment of the Option Price for such shares in such form and manner as the Committee may from time to time approve.

                           ETHAN ALLEN INTERIORS INC.

                  AMENDED AND RESTATED 1992 STOCK OPTION PLAN

                               (OCTOBER 28, 1997)

    7.  STOCK APPRECIATION RIGHTS.

        7.1 AWARDS. Subject to the terms and conditions of the Plan, there shall be designated the Participants to whom stock appreciation rights ("SARs") are to be awarded under the Plan and shall determine the number and terms of the SARs to be awarded to each of them; provided, however, that each SAR shall expire on the earlier of the date provided by the terms of the SAR or the date which is 10 years after the date of grant.

        7.2 PAYMENT. Subject to the terms and conditions of the Plan, upon exercise of an SAR, a Participant shall be entitled to receive that number of shares of Common Stock having a Fair Market Value (as of the date of exercise) equal to the product of:

           (a) the number of shares of Common Stock as to which the SAR is exercised; and

           (b) the excess of the Fair Market Value (as of the date of exercise) of a share of Common Stock over the exercise price of the SAR;

        provided, however, that, in lieu of fractional shares of Common Stock, a Participant shall be entitled to receive an appropriate cash payment; and provided further that the Committee, in its sole discretion, may elect to settle the SAR (or any portion thereof) in cash equal to the Fair Market Value on the exercise date of any or all of the shares of Common Stock that would otherwise be issuable upon exercise.

        7.3 MANNER OF EXERCISE. An SAR may be exercised, in whole or in part, by giving written notice to the Chief Executive Officer of the Company prior to the date on which the SAR expires. Such notice shall specify the number of shares with respect to which the SAR is exercised. As soon as practicable after receipt of such notice, the Company shall deliver to the Participant certificates for the shares of Common Stock or cash, or both, to which the Participant is entitled pursuant to subsection 7.2.

    8.  GENERAL.

        8.1 EFFECTIVE DATE. The Plan shall be effective as of March 23, 1993.

        8.2 DURATION. The Plan shall be unlimited in duration and, in the event of Plan termination, shall remain in effect as long as any awards under it are outstanding; provided, however, that no awards may be granted under the Plan on any date after October 28, 2007.

        8.3 NON-TRANSFERABILITY OF AWARDS; OTHER AGREEMENTS. Except as otherwise provided by the Committee, no award made under the Plan may be transferred, pledged or assigned by the holder thereof (except, in the event of the holder's death, by will or the laws of descent and distribution) and the Company shall not be required to recognize any attempted assignment of such rights by any Participant. During a Participant's lifetime, awards may be exercised only by him or by his guardian or legal representative. Awards under the Plan, including any Formula Options, Stock Options, SARs and Common Stock issued in connection with Formula Options, Stock Options, SARs or otherwise, will also be subject to any other agreements entered into, from time to time, by the Participant and the Company.

        8.4 EFFECT OF TERMINATION OF EMPLOYMENT OR DEATH. In the event that a Participant dies (or in the case of a Participant who is an employee, ceases to be an employee of the Company for any reason, including death), any Stock Options or SARs then outstanding may be exercised or shall expire 90 days thereafter, and therefore may be exercised by such Participant (or his estate) within 90 days thereafter, unless otherwise provided in accordance with the terms of the award.

                           ETHAN ALLEN INTERIORS INC.

                  AMENDED AND RESTATED 1992 STOCK OPTION PLAN

                               (OCTOBER 28, 1997)

        8.5 COMPLIANCE WITH APPLICABLE LAW AND WITHHOLDING.

           (a) Notwithstanding any other provision of the Plan, the Company shall have no obligation to issue any shares of Common Stock under the Plan if such issuance would violate any applicable law or any applicable regulation or requirement of any securities exchange or similar entity.

           (b) Prior to the issuance of any shares of Common Stock under the Plan, the Company may require a written statement that the recipient is acquiring the shares for investment and not for the purpose or with the intention of distributing the shares and will not dispose of them in violation of the registration requirements of the Securities Act of 1933.

           (c) With respect to any person who is subject to section 16(a)of the Exchange Act, the Committee may, at any time, add such conditions and limitations to any award under the Plan that it deems necessary or desirable to comply with the requirements of Rule 16b-3.

           (d) If, at any time, the Company, in its sole discretion, determines that the listing, registration or qualification (or any updating of any such document) of any award, or the shares of Common Stock issuable pursuant thereto, is necessary on any securities exchange or under any federal or state securities or blue sky law, or that the consent or approval of any governmental regulatory body is necessary or desirable as a condition of, or in connection with, any award or the issuance of shares of Common Stock pursuant to any award, such award shall not be made and the shares of Common Stock shall not be issued or such restrictions shall not be removed, as the case may be, in whole or in part, unless such listing, registration, qualification, consent or approval shall have been effected or obtained free of any conditions not acceptable to the Company.

           (e) All awards and payments under the Plan which are made to employees of the Company are subject to withholding of all applicable taxes and the Company shall have the right to withhold from any such award under the Plan or to collect as a condition of any payment under the Plan, as applicable, any taxes required by law to be withheld. To the extent provided by the Committee, a Participant may elect to have any distribution otherwise required to be made under the Plan to be withheld or to surrender to the Company shares of Common Stock already owned by the Participant to fulfill any tax withholding obligation.

        8.6 NO CONTINUED EMPLOYMENT. The Plan does not constitute a contract of employment or continued service, and participation in the Plan will not give any employee or Participant the right to be retained in the employ of the Company or the right to continue as a director of the Company or any right or claim to any benefit under the Plan unless such right or claim has specifically accrued under the terms of the Plan or the terms of any award under the Plan.

        8.7 TREATMENT AS A STOCKHOLDER. Any award to a Participant under the Plan shall not create any rights in such Participant as a stockholder of the Company until shares of Common Stock are registered in the name of the Participant.

        8.8 AMENDMENT AND TERMINATION OF THE PLAN. The Company's Board of Directors may, at any time and in any manner, amend, alter, suspend, discontinue, or terminate the Plan or any award outstanding under the Plan; provided, however, that no such amendment, alteration, suspension, discontinuance or termination shall:

           (a) increase or decrease the number of shares reserved under subsection 4.1 without stockholder approval;

                           ETHAN ALLEN INTERIORS INC.

                  AMENDED AND RESTATED 1992 STOCK OPTION PLAN

                               (OCTOBER 28, 1997)

           (b) be made without stockholder approval to the extent such approval is required by law, agreement or the rules of any exchange or automated quotation system upon which the Common Stock is listed or quoted;

           (c) alter or impair the rights of Participants with respect to awards previously made under the Plan without the consent of the holder thereof; or

           (d) made any change that would disqualify the Plan, intended to be so qualified, from the exemption provided by Rule 16b-3.

    Notwithstanding any other provision of the Plan, the provisions of Section 5 may not be amended more frequently than once in any six-month period except to comport with changes in the Code, the Employee Retirement Income Security Act of 1974, as amended, or the rules thereunder.

        8.9 IMMEDIATE ACCELERATION OF INCENTIVES. Notwithstanding any provision in this Plan to the contrary or the normal terms of vesting under any award, all outstanding Formula Options, Stock Options and SARs will become exercisable immediately if a Change in Control occurs. For purposes of this Plan, a "Change in Control" shall have occurred if a Business Combination (as defined in Article Fifth of the Company's Certificate of Incorporation) occurs and is consummated and the disinterested directors of the Company either do not approve such Business Combination in accordance with ArticleFifth, or do approve such Business Combination and so authorize such immediate exercisability in connection with such Business Combination.

        8.10 DEFINITION OF FAIR MARKET VALUE. Except for Formula Options or other Stock Options granted as of the closing date of the IPO, for which the "Fair Market Value" of a share of Common Stock shall be equal to the IPO price and as otherwise determined by the Committee, the "Fair Market Value" of a share of Common Stock as of any date shall be equal to the closing sale price of a share of Common Stock as reported on The National Association of Securities Dealers' New York Stock Exchange Composite Reporting Tape (or if the Common Stock is not traded on the New York Stock Exchange, the closing sale price on the exchange on which it is traded or as reported by an applicable automated quotation system) (the "Composite Tape") on the applicable date or, if no sales of Common Stock are reported on such date, the closing sale price of a share of Common Stock on the date the Common Stock was last reported on the Composite Tape (or such other exchange or automated quotation system, if applicable).

        8.11 OTHER AGREEMENTS. All Options and SARS, and shares of Common Stock issued in respect thereof, will be subject to any other agreements, if any, between the Company and a Participant that is issued Awards hereunder.

PROXY                                                                      PROXY
                             ETHAN ALLEN INTERIORS INC.
                                ETHAN ALLEN DRIVE
                             DANBURY, CONNECTICUT  06811


      THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF ETHAN
                              ALLEN INTERIORS INC.

      The undersigned hereby appoints the Chairman of the Board, President and Chief Executive Officer, M. Farooq Kathwari and Directors, Horace G. McDonell and Edward H. Meyer, of Ethan Allen Interiors Inc. (the "Company") and each of them, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote as designated below, all the shares of common stock of the Company held of record by the undersigned on September 23, 1997 at the annual meeting of shareholders to be held November 18, 1997 or any adjournment thereof.

      THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSALS 1-5.

      IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING.

PLEASE COMPLETE, DATE, SIGN AND MAIL THIS PROXY PROMPTLY IN THE ENCLOSED
ENVELOPE.

              (Continued and to be signed on reverse side.)


THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" PROPOSALS 1-5
1.  ELECTION OF DIRECTOR --                             For All      3. Proposal to approve the Incentive
    Nominee: William W. Sprague         For   Withhold  Except          Performance Bonus Provisions of the   For  Against Abstain
                                        All   All       As Noted        New Employment Agreement.              / /    / /    / /
    ______________________________
    (Except nominees written above)      / /     / /        / /      4.  Proposal to approve the Amendments
                                                                         to the 1992 Stock Option Plan.        / /    / /    / /
2.  Proposal for ratification of KPMG     For  Against   Abstain
    Peat Marwick as Independent Auditors  / /     / /        / /     5.  Proposal to approve the Amendment
    for the 1998 fiscal year.                                            to the Certificate of Incorporation
                                                                         to increase the number of authorized
                                                                         shares.                               / /   / /     / /


                                                                     Please sign exactly as your name appears on your share
                                                                     certificates.  When shares are held by joint tenants, both should sign.  When signing as Attorney, Executor,
                                                                     Administrator, Trustee or Guardian, please give your full
                                                                     title as such.  If a corporation, please sign in full
                                                                     corporate name by President or other authorized officer.
                                                                     If a partnership, please sign in partnership name by
                                                                     authorized person.


                                                                     ____________________________________ Dated____________, 1997
                                                                                 Signature

                                                                     ____________________________________ Dated____________, 1997
                                                                        Signature if Jointly Held



                                     FOLD AND DETACH HERE

                                    YOUR VOTE IS IMPORTANT!

                  PLEASE COMPLETE, DATE, SIGN AND MAIL THIS PROXY PROMPTLY
                                    IN THE ENCLOSED ENVELOPE.